EXHIBIT 99.1

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                   Universal Stainless & Alloy Products, Inc.
               600 Mayer Street o Bridgeville, Pennsylvania 15017

                          CONTACTS: Richard M. Ubinger
                                    Vice President of Finance,
                                    Chief Financial Officer and Treasurer
                                    (412) 257-7606
     FOR IMMEDIATE RELEASE
                                    Comm-Partners LLC
                                    June Filingeri
                                    (203) 972-0186


                UNIVERSAL STAINLESS RAISES THIRD QUARTER ESTIMATE

          BRIDGEVILLE, PA, September 16, 2003 - Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) today announced that it expects third quarter 2003 sales to approximate $18 million and its net loss per diluted share to be between $0.02 and $0.04. The Company's initial projection for the quarter was for sales in the range of $15 to $19 million and a net loss per diluted share of between $0.07 and $0.12, as reported on July 23, 2003. In the 2002 third quarter, the Company reported sales of $15.9 million and diluted earnings per share of $0.03. The Company expects to announce final third quarter results on October 22.

          Mac McAninch, President and Chief Executive Officer, commented: "Our third quarter performance is exceeding our expectations due to an improved product mix reflecting the strengthening U.S. economy and stronger bookings for our remelted grades of steel. Our current backlog stands at $19 million company-wide versus $13 million at June 30."

          Mr. McAninch continued: "Sales at our Dunkirk facility are expected to approximate the $5 million we forecasted for the third quarter, as we maintain pricing discipline in a highly competitive market."

          Mr. McAninch concluded: "We are prepared to respond to profitable market opportunities and look forward to more fully realizing the benefits of our substantial operating leverage."

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USAP RAISES THIRD QUARTER ESTIMATE                                    - Page 2 -

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

          Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to original equipment manufacturers, service centers, forgers, rerollers and wire redrawers.

Forward-Looking Information Safe Harbor
---------------------------------------

          Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the limited operating history of Dunkirk Specialty Steel LLC, risks associated with the Company's ability to meet its current loan covenants, risks associated with the receipt, pricing and timing of future customer orders, risks related to the financial viability of customers, risks associated with the manufacturing process and production yields, and risks related to property, plant and equipment. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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